Exhibit 1.2

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

ARTICLES SUPPLEMENTARY

SERIES O MANDATORY REDEEMABLE PREFERRED SHARES

SERIES P MANDATORY REDEEMABLE PREFERRED SHARES

SERIES Q MANDATORY REDEEMABLE PREFERRED SHARES

SERIES R MANDATORY REDEEMABLE PREFERRED SHARES

SERIES S MANDATORY REDEEMABLE PREFERRED SHARES

Kayne Anderson Energy Infrastructure Fund, Inc. (the “Company”), a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Company (which, as restated, amended or supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”), the Board of Directors by duly adopted resolutions classified and designated (i) 385,095 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of a new series of Preferred Stock (as defined in the Charter) designated as Series O Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share, (ii) 402,678 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of a new series of Preferred Stock (as defined in the Charter) designated as Series P Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share, (iii) 1,013,413 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of a new series of Preferred Stock (as defined in the Charter) designated as Series Q Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share, (iv) 1,673,119 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of a new series of Preferred Stock (as defined in the Charter) designated as Series R Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share and (v) 1,990,998 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of a new series of Preferred Stock (as defined in the Charter) designated as Series S Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share, each with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

MRP SHARES

DESIGNATION

Preferred Shares: (i) 385,095 shares of Common Stock are classified and designated as Series O Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (the “Series O MRP Shares”), (ii) 402,678 shares of Common Stock are classified and designated as Series P Mandatory Redeemable Preferred Shares, liquidation preference $$25.00 per share (the “Series P MRP Shares”), (iii) 1,013,413 shares of Common Stock are classified and designated as Series Q Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share, (iv) 1,673,119 shares of Common Stock are classified and designated as Series R Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (the “Series R MRP Shares”), and (v) 1,990,998 shares of Common Stock are classified and designated as Series S Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (the “Series S MRP Shares,” Series O MRP Shares, Series P MRP Shares, Series Q MRP Shares and Series R MRP Shares are the “MRP Shares”).

The initial Dividend Period for the Series O MRP Shares shall be the period from and including the Original Issue Date thereof to and including November 30, 2020. Each Series O MRP Share will have a dividend rate equal to 4.06% per annum; provided, that the dividend rate for the initial Dividend Period will be 4.46% per annum, and, for the avoidance of doubt, will be subject to adjustment pursuant to Section 2(c) hereof. Each Series O MRP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth herein. The Series O MRP Shares shall constitute a separate series of Preferred Shares.

The initial Dividend Period for the Series P MRP Shares shall be the period from and including the Original Issue Date thereof to and including November 30, 2020. Each Series P MRP Share will have a dividend rate equal to 3.86% per annum; provided, that the dividend rate for the initial Dividend Period will be 4.26% per annum, and, for the avoidance of doubt, will be subject to adjustment pursuant to Section 2(c) hereof. Each Series P MRP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth herein. The Series P MRP Shares shall constitute a separate series of Preferred Shares.

The initial Dividend Period for the Series Q MRP Shares shall be the period from and including the Original Issue Date thereof to and including November 30, 2020. Each Series Q MRP Share will have a dividend rate equal to 3.36% per annum; provided, that the dividend rate for the initial Dividend Period will be 3.76% per annum, and, for the avoidance of doubt, will be subject to adjustment pursuant to Section 2(c) hereof. Each Series Q MRP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth herein. The Series Q MRP Shares shall constitute a separate series of Preferred Shares.

The initial Dividend Period for the Series R MRP Shares shall be the period from and including the Original Issue Date thereof to and including November 30, 2020. Each Series R MRP Share will have a dividend rate equal to 3.38% per annum; provided, that the dividend rate for the initial Dividend Period will be 3.78% per annum, and, for the avoidance of doubt, will be subject to adjustment pursuant to Section 2(c) hereof. Each Series R MRP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth herein. The Series R MRP Shares shall constitute a separate series of Preferred Shares.

The initial Dividend Period for the Series S MRP Shares shall be the period from and including the Original Issue Date thereof to and including November 30, 2020. Each Series S MRP Share will have a dividend rate equal to 3.60% per annum; provided, that the dividend rate for the initial Dividend Period will be 4.00% per annum, and, for the avoidance of doubt, will be subject to adjustment pursuant to Section 2(c) hereof. Each Series S MRP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth herein. The Series S MRP Shares shall constitute a separate series of Preferred Shares.

Subject to the provisions of Section 3(i) and Section 6 hereof, the Board of Directors of the Company may, in the future, authorize the issuance of additional Preferred Shares with the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms herein described, except that the initial Dividend Period, the Applicable Rate for the initial Dividend Period and the initial Dividend Payment Date shall be as set forth in the Articles Supplementary relating to such additional Preferred Shares.

As used herein, capitalized terms not otherwise defined herein shall have the meanings provided in Section 12 hereof.

SECTION 1.                NUMBER OF SHARES; RANKING.

(a)        (i) The number of authorized Series O MRP Shares is 385,095 shares, (ii) the number of authorized Series P MRP Shares is 402,678 shares, (iii) the number of authorized Series Q MRP Shares is 1,013,413 shares, (iv) the number of authorized Series R MRP Shares is 1,673,119 shares and (v) the number of authorized Series S MRP Shares is 1,990,998 shares. No fractional MRP Shares shall be issued.

(b)       Any MRP Shares which at any time have been redeemed or purchased by the Company shall, after redemption or purchase, be returned to the status of authorized but unissued Common Stock of the Company, until reclassified by the Board of Directors.

(c)        The MRP Shares shall rank on a parity with shares of any other class or series of Preferred Shares as to the payment of dividends to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company.

(d)       No Holder of MRP Shares shall have, solely by reason of being a Holder, any preemptive right, or, unless otherwise determined by the Board of Directors, other right to acquire, purchase or subscribe for any MRP Shares, Common Shares or other securities of the Company which it may hereafter issue or sell.

(e)         No Holder of MRP Shares shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law (the “MGCL”) or any successor provision, except that each such Holder shall be entitled to exercise such rights if and so long as any of the holders of Common Shares or Preferred Shares is entitled to exercise such rights.

SECTION 2. DIVIDENDS.

(a)         The Holders of MRP Shares shall be entitled to receive quarterly cumulative cash dividends, when, as and if authorized by the Board of Directors and declared by the Company, out of funds legally available therefor, at the rate per annum equal to the Applicable Rate (or the Default Rate), and no more, payable on the respective dates determined as set forth in paragraph (b)  of this Section 2. Dividends on Outstanding MRP Shares shall accumulate from the Original Issue Date.

(b)         (i) Dividends shall be payable quarterly when, as and if authorized by the Board of Directors and declared by the Company beginning on the initial Dividend Payment Date, on MRP Shares, and with respect to any Dividend Period thereafter on the first (1st) Business Day following each Quarterly Dividend Date.

(ii)         Except as otherwise set forth herein, the Company shall pay an aggregate amount of federal funds or similar same-day funds, equal to the dividends to be paid to all Holders of such shares on each Dividend Payment Date in accordance with Section 14 of the Securities Exchange Agreement. The Company shall not be required to establish any reserves for the payment of dividends.

(iii)       Each dividend on MRP Shares shall be paid on the Dividend Payment Date therefor to the Holders as their names appear on the share ledger or share records of the Company at the close of business on the fifth (5th) day prior to the Quarterly Dividend Date (or if such day is not a Business Day, the next preceding Business Day). Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the share ledger or share records of the Company at the close of business on a date, not exceeding 5 days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest will be payable in respect of any dividend payment or payments which may be in arrears.

(c)        (i) So long as each series of the MRP Shares are rated by an NRSRO on any date no less than the equivalent of “A” by Fitch (and no less than an equivalent of such rating by each NRSRO), the dividend rate on Outstanding MRP Shares (the “Dividend Rate”) shall be the Applicable Rate. If the lowest credit rating assigned on any date to the MRP Shares by any NRSRO is equal to the equivalent of one of the ratings set forth in the table below, the Dividend Rate for the MRP Shares shall be adjusted by adding the respective enhanced dividend amount (which shall not be cumulative) set opposite such equivalent rating to the Applicable Rate.

FITCH EQUIVALENT	ENHANCED DIVIDEND AMOUNT

“A-”	0.5%
“BBB+” to “BBB-”	2.0%
“BB+” or below	4.0%

The Company shall, at all times, use its reasonable best efforts to cause at least one NRSRO to maintain a current rating on each series of the MRP Shares. If, notwithstanding the foregoing requirements of this Section 2(c)(i), no NRSRO is rating the Outstanding MRP Shares, the Dividend Rate (so long as no such rating exists) on the Outstanding MRP Shares shall be equal to the Applicable Rate plus 4.0% unless the Dividend Rate is the Default Rate, in which case the Dividend Rate shall remain the Default Rate.

(ii)         Subject to the cure provisions below, a “Default Period” will commence on any Dividend Payment Date or any date on which the Company would be required to redeem any MRP Shares regardless of whether any of the conditions of the Special Proviso in Section 3(a)(iv) were applicable, if the Company either fails to pay directly in accordance with Section 14 of the Securities Exchange Agreement or, in the case of clause (B) below, fails to deposit irrevocably in trust in federal funds or similar immediately available funds, with the Paying Agent by 1:00 pm, New York City time, (A) the full amount of any dividend payable on the Dividend Payment Date (a “Dividend Default”) or (B) the full amount of any redemption price payable with respect to any redemption required hereunder regardless of whether any of the conditions of the Special Proviso exists (the “Redemption Date”) (a “Redemption Default,” and together with a Dividend Default, is hereinafter referred to as “Default”). Subject to the cure provisions of Section 2(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and any unpaid redemption price shall have been directly paid in accordance with Section 14 of the Securities Exchange Agreement. In the case of a Default, the Dividend Rate for each day during the Default Period will be equal to the Default Rate.

(iii)       No Default Period with respect to a Dividend Default or Redemption Default (if such default is not solely due to the willful failure of the Company) shall be deemed to commence if the amount of any dividend or any redemption price due is paid in accordance with Section 14 of the Securities Exchange Agreement within three Business Days (the “Default Rate Cure Period”) after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days within the Default Rate Cure Period divided by 360.

(iv)       The amount of dividends per share payable on each Dividend Payment Date of each Dividend Period (including the first Dividend Period) shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Dividend Period by a fraction, the numerator of which shall be 90 and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per MRP Share, and rounding the amount so obtained to the nearest cent. Dividends payable on any MRP Shares for any period of less than a full quarterly Dividend Period, including upon any redemption of such shares on any date other than on a Dividend Payment Date, shall be computed by multiplying the Applicable Rate (or the Default Rate) for such period by a fraction, the numerator of which shall be the actual number of days in such period and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per MRP Share, and rounding the amount so obtained to the nearest cent.

(d)        Any dividend payment made on MRP Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such MRP Shares.

(e)         For so long as the MRP Shares are Outstanding, except as contemplated herein, the Company will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares of capital stock, if any, ranking junior to the MRP Shares as to dividends or upon liquidation) with respect to Common Shares or any other shares of the Company ranking junior to or on a parity with the MRP Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Company ranking junior to the MRP Shares as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Company ranking junior to or on a parity with the MRP Shares as to dividends and upon liquidation), unless (1) immediately after such transaction the MRP Shares Asset Coverage would be achieved and the Company would satisfy the MRP Shares Basic Maintenance Amount, (2) full cumulative dividends on the MRP Shares due on or prior to the date of the transaction have been declared and paid, and (3) the Company has redeemed the full number of MRP Shares required to be redeemed by any provision for mandatory redemption contained in Section 3(a) (without regard to the provisions of the Special Proviso).

SECTION 3. REDEMPTION.

(a)         (i) The Company may, at its option, redeem in whole or in part out of funds legally available therefor, MRP Shares at any time and from time to time, upon not less than 20 days nor more than 40 days’ notice as provided below, at the sum of (A) the MRP Liquidation Preference Amount (as defined herein) plus accumulated but unpaid dividends and distributions on the MRP Shares (whether or not earned or declared by the Company, but excluding interest thereon), to, but excluding, the date fixed for redemption, plus (B) the Make-Whole Amount (which in no event shall be less than zero); provided, however, the Company may, at its option, (i) redeem the Series O MRP Shares within 180 days prior to the Series O Term Redemption Date, (ii) redeem the Series P MRP Shares within 180 days prior to the Series P Term Redemption Date, (iii) redeem the Series Q MRP Shares within 180 days prior to the Series Q Term Redemption Date, (iv) redeem the Series R MRP Shares within 60 days prior to the Series R Term Redemption Date and (v)  redeem the Series S MRP Shares within 180 days prior to the Series S Term Redemption Date, each at the MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Company, but excluding interest thereon) to, but excluding, the date fixed for redemption. Notwithstanding the foregoing, the Company shall not give a notice of or effect any redemption pursuant to this Section 3(a)(i) unless (in the case of any partial redemption of MRP Shares), on the date on which the Company intends to give such notice and on the date of redemption, the Company would satisfy the MRP Shares Basic Maintenance Amount and the MRP Shares Asset Coverage is greater than or equal to 225% immediately subsequent to such redemption, if such redemption were to occur on such date.

(ii)         In addition to subparagraph (a)(i) of this Section, if the MRP Shares Asset Coverage is less than or equal to 235%, for any five Business Days within a ten-Business Day period, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination within the ten-Business Day period, the Company, upon not less than 12 days nor more than 40 days’ notice as provided below, may redeem the MRP Shares at the MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Company, but excluding interest thereon) to, but excluding, the date fixed for redemption, plus a redemption amount equal to 2% of the MRP Liquidation Preference Amount. The amount of MRP Shares that may be redeemed under this provision shall not exceed an amount of MRP Shares which results in a MRP Shares Asset Coverage of more than 250% pro forma for such redemption, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

(iii)        If the Company (i) fails to maintain on any Valuation Date, the MRP Shares Asset Coverage or the MRP Shares Basic Maintenance Amount (any such day, an “Asset Coverage Cure Date”) or (ii) is not in compliance with the Level 3 Asset Test on the date of entering into an agreement to make an Investment in any Level 3 Asset immediately after giving effect to such Investment on a pro forma basis (any such day, a “Level 3 Asset Cure Date”), the Company shall, subject to Section 3(a)(iv), redeem the MRP Shares at the MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Company, but excluding interest thereon) to, but excluding, the date fixed for redemption, plus a redemption amount equal to 1% of the MRP Liquidation Preference Amount. The number of MRP Shares to be redeemed upon the Company’s failure to maintain the MRP Shares Asset Coverage or the MRP Shares Basic Maintenance Amount on any Valuation Date will be equal to the product of (A) the quotient of the number of Outstanding MRP Shares divided by the aggregate number of outstanding Preferred Shares of the Company (including the MRP Shares) which have an asset coverage test greater than or equal to 225% times (B) the minimum number of outstanding Preferred Shares of the Company (including the MRP Shares) the redemption of which would result in the Company satisfying the MRP Shares Asset Coverage and MRP Shares Basic Maintenance Amount as of a date that is no more than 30 days after an Asset Coverage Cure Date (provided that, if there is no such number of MRP Shares the redemption of which would have such result, the Company shall, subject to Section 3(a)(iv), redeem all MRP Shares then Outstanding). For the purpose of measuring compliance with the Level 3 Asset Test, the value of the proposed Investment shall be the value of such Investment calculated as of the date of the agreement to make such Investment, and the value of all other assets on any date of determination shall be the value thereof calculated as of the Business Day immediately prior to the date of the agreement to make such proposed Investment. In the event that the Company is not in compliance with the Level 3 Asset Test on the date of making an Investment in any Level 3 Asset, the Company shall redeem all MRP Shares then outstanding. Notwithstanding the foregoing, if the Company (i) satisfies the MRP Shares Asset Coverage and MRP Shares Basic Maintenance Amount as of a date that is no more than 30 days after an Asset Coverage Cure Date before taking into account any redemptions of Preferred Shares or (ii) regains compliance with the Level 3 Asset Test as of a date that is no more than 30 days after a Level 3 Asset Cure Date, the Company shall not be obligated to redeem any Preferred Shares under this Section 3(a)(iii). The asset coverage in respect of the MRP Shares provided for in this Section 3(a)(iii) shall be determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

(iv)        In determining the MRP Shares to be redeemed in accordance with the foregoing Section 3(a) in the case of a partial redemption, the Company shall allocate the number of shares to be redeemed pursuant to this Section 3 pro rata among the Holders of MRP Shares in proportion to the number of shares they hold. The Company shall effect any redemption pursuant to subparagraph (a)(iii) of this Section 3 no later than 40 calendar days after the Asset Coverage Cure Date or the Level 3 Asset Cure Date, as the case may be (a “Mandatory Redemption Date”), provided, that if (1) the Company does not have funds legally available for the redemption of, or (2) is not permitted under the JPMorgan Credit Agreement, any agreement or instrument consented to by the holders of a 1940 Act Majority of the Outstanding Preferred Shares pursuant to Section 4(f)(iii) or the note purchase agreements relating to the Kayne Notes to redeem or (3) is not otherwise legally permitted to redeem, the number of MRP Shares which would be required to be redeemed by the Company under subparagraph (a)(iii) of this Section 3 if sufficient funds were available, together with shares of other Preferred Shares which are subject to mandatory redemption under provisions similar to those contained in this Section 3 (the foregoing provisions of clauses (1), (2) and (3) of this proviso being referred to as the “Special Proviso”), the Company shall redeem those MRP Shares, and other Preferred Shares which it was unable to redeem, on the earliest practicable date on which the Company will have such funds available and is otherwise not prohibited from redeeming pursuant to any of the JPMorgan Credit Agreement, or the note purchase agreements relating to the Kayne Notes or other applicable laws, upon notice pursuant to Section 3(b) to record owners of the MRP Shares to be redeemed and the Paying Agent. At the Company’s election, the Company either will make a direct payment to the Holders of the MRP Shares or deposit with the Paying Agent funds sufficient to redeem the specified number of MRP Shares with respect to a redemption required under subparagraph (a)(iii) of this Section 3, by 1:00 p.m., New York City time, on or prior to a Mandatory Redemption Date.

(v)        The Company shall redeem all Outstanding Series O MRP Shares, Series P MRP Shares, Series Q MRP Shares, Series R MRP Shares and Series S MRP Shares on the respective Term Redemption Dates at the MRP Liquidation Preference Amount plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Company, but excluding interest thereon), to, but excluding, the respective Term Redemption Dates.

(b)         In the event of a redemption pursuant to Section 3(a), the Company will, if required by law or regulation, file a notice of its intention to redeem with the Commission under Rule 23c-2 under the 1940 Act or any successor provision to the extent applicable. In addition, the Company shall deliver a notice of redemption (the “Notice of Redemption”) containing the information set forth below to the Paying Agent and the Holders of MRP Shares to be redeemed not less than 20 days (in the case of Section 3 (a)(i)), 12 days (in the case of Section 3(a)(ii)), or 3 Business Days (in the case of Section 3(a)(iii)) and not more than 40 days prior to the applicable redemption date. Subject to the provisions of the Securities Exchange Agreement regarding notices to the Holders, the Notice of Redemption will be addressed to the Holders of MRP Shares at their addresses appearing on the share records of the Company. Such Notice of Redemption will set forth (1) the date fixed for redemption, (2) the number and identity of MRP Shares to be redeemed, (3) the redemption price (specifying the amount of accumulated dividends to be included therein and the amount of the Make-Whole Amount, if any, or the redemption premium, if any), (4) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption (so long as redeemed), and (5) the provision of these terms of the MRP Shares under which redemption shall be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

(c)         Notwithstanding the provisions of paragraph (a) of this Section 3, but subject to Section 5(b), no MRP Shares may be redeemed unless all dividends in arrears on the Outstanding MRP Shares and all shares of capital stock of the Company ranking on a parity with the MRP Shares with respect to payment of dividends or upon liquidation have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition by the Company of all Outstanding MRP Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding MRP Shares.

(d)         Upon payment in accordance with Section 14 of the Securities Exchange Agreement on or prior to the date fixed for redemption and the giving of the Notice of Redemption to the Paying Agent and the Holders of the MRP Shares under paragraph (b) of this Section 3, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Company has maintained the MRP Shares Asset Coverage or met the MRP Shares Basic Maintenance Amount), and all rights of the Holder of the shares so called for redemption shall cease and terminate, except the right of such Holder to receive the redemption price specified herein, but without any interest or other additional amount. To the extent that the purchase price required to effect such redemption is paid pursuant to Section 14.3 of the Securities Exchange Agreement, such redemption price shall be paid by the Paying Agent to the Holders and, upon written request, the Company shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (1) the aggregate redemption price of the MRP Shares called for redemption on such date and (2) such other amounts, if any, to which Holders of MRP Shares called for redemption may be entitled. Notwithstanding any provision of the Securities Exchange Agreement, any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Company upon its written request, after which time the Holders so called for redemption may look only to the Company for payment of the redemption price and all other amounts, if any, to which they may be entitled.

(e)         To the extent that any redemption for which a Notice of Redemption has been given is not made by reason of the Special Proviso, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem MRP Shares shall be deemed to exist when the Company shall have failed, for any reason whatsoever, to pay in accordance with Section 14 of the Securities Exchange Agreement the redemption price with respect to any shares for which such Notice of Redemption has been given in accordance with Sections 3(a) and 3(b) hereof. Notwithstanding the fact that the Company may not have redeemed MRP Shares for which a Notice of Redemption has been given, dividends may be declared and paid on MRP Shares and shall include those MRP Shares for which Notice of Redemption has been given but for which deposit of funds has not been made.

(f)        All moneys paid to the Paying Agent pursuant to Section 14 of the Securities Exchange Agreement for payment of the redemption price of MRP Shares called for redemption shall be held in trust by the Paying Agent for the benefit of Holders of MRP Shares to be redeemed.

(g)         Except for the provisions described above, nothing contained in these terms of the MRP Shares limits any right of the Company to purchase or otherwise acquire any MRP Shares at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, (1) there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any MRP Shares for which Notice of Redemption has been given, (2) the Company is in compliance with the MRP Shares Asset Coverage and MRP Shares Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof and (3) an offer to purchase or otherwise acquire any MRP Shares is made by the Company pro rata to the Holders of all of the MRP Shares at the time outstanding upon the same terms and conditions with respect to MRP Shares. If fewer than all the Outstanding MRP Shares are redeemed or otherwise acquired by the Company, the Company shall give notice of such transaction to the Paying Agent to the extent that the purchase price required to effect such redemption is paid pursuant to Section 14.3 of the Securities Exchange Agreement, in accordance with the procedures agreed upon by the Board of Directors.

(h)         In the case of any redemption pursuant to this Section 3, only whole MRP Shares shall be redeemed, and in the event that any provision of the Charter would require redemption of a fractional share, the Company or the Paying Agent, as applicable, shall be authorized to round up so that only whole shares are redeemed.

(i)          Notwithstanding anything herein to the contrary, the Board of Directors may authorize, create or issue any class or series of shares of capital stock, including other series of mandatory redeemable preferred shares, ranking on a parity with the MRP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company (“Parity Shares”), to the extent permitted by the 1940 Act, if, (i)  upon issuance, the Company would meet the MRP Shares Asset Coverage and the MRP Shares Basic Maintenance Amount and (ii) in the event the holders of such Parity Shares have the benefit of any rights substantially similar to Sections 2(e), 3(a)(iii), 4(f)(iv) or 4(l) which are additional to or more beneficial than the rights of the Holders of the MRP Shares under such sections, these Articles Supplementary shall be deemed to include such additional or more beneficial rights for the benefit of the Holders of the MRP Shares. Such rights incorporated herein shall be terminated when and if terminated with respect to such other Parity Shares and shall be deemed amended or modified concurrently with any amendment or modification of such other Parity Shares but, in no event, shall any such termination, amendment or modification affect the remaining rights of the Holders of the MRP Shares).

SECTION 4. VOTING RIGHTS.

(a)         Except for matters which do not require the vote of Holders of MRP Shares under the 1940 Act and except as otherwise provided in the Charter or Bylaws, herein or as otherwise required by applicable law, (1) each Holder of MRP Shares shall be entitled to one vote for each MRP Share held on each matter submitted to a vote of stockholders of the Company, and (2) the holders of Outstanding Preferred Shares and Common Shares shall vote together as a single class on all matters submitted to stockholders; provided, however, that the holders of Outstanding Preferred Shares shall be entitled, as a class, to the exclusion of the holders of shares of all other classes of stock of the Company, to elect two Directors of the Company at all times. Subject to the foregoing rights of the Holders of the MRP Shares, the identity and class (if the Board of Directors is then classified) of the nominees for such Directors may be fixed by the Board of Directors. Subject to paragraph (b) of this Section 4, the holders of Outstanding Common Shares and Preferred Shares, voting together as a single class, shall elect the balance of the Directors.

(b)        During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall automatically increase by the smallest number that, when added to the two Directors elected exclusively by the holders of Preferred Shares would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of shares of the Company), to elect such smallest number of additional Directors, together with the two Directors that such holders are in any event entitled to elect. A Voting Period shall commence:

(i)           if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on Preferred Shares equal to at least two full years’ dividends shall be due and unpaid; or

(ii)         if at any time holders of any Preferred Shares are entitled under the 1940 Act to elect a majority of the Directors of the Company.

If a Voting Period has commenced pursuant to Section 4(b)(i), the Voting Period shall not end until all such accumulated dividends are paid to the holders of Preferred Shares or have been otherwise provided for in a manner approved by the holders of the Preferred Shares. Upon the termination of a Voting Period, the voting rights described in this paragraph (b) of Section 4 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph (b) of Section 4.

(c)         As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional Directors as described in paragraph (b) of this Section 4, the Company shall call a special meeting of such holders, and mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of mailing of such notice. If the Company fails to send such notice or if a special meeting is not called at the expense of the Company, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of Preferred Shares held during a Voting Period at which Directors are to be elected, a majority of such holders, voting as a separate class (to the exclusion of the holders of all other securities and classes of capital stock of the Company), shall be entitled to elect the number of Directors prescribed in paragraph (b) of this Section 4 on a one-vote-per-share basis.

(d)         The terms of office of all persons who are Directors of the Company at the time of a special meeting of Holders of the MRP Shares and holders of other Preferred Shares to elect Directors shall continue, notwithstanding the election at such meeting by the Holders of the MRP Shares and such holders of other Preferred Shares of the number of Directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Directors elected by such holders and the remaining incumbent Directors, shall constitute the duly elected Directors of the Company.

(e)         Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders of the MRP Shares and holders of other Preferred Shares pursuant to paragraph (b) of this Section 4 shall terminate, the number of Directors constituting the Board of Directors shall decrease accordingly, the remaining Directors shall constitute the Directors of the Company and the voting rights of such holders to elect additional Directors pursuant to paragraph (b) of this Section 4 shall cease, subject to the provisions of the last sentence of paragraph (b) of this Section 4.

(f)         So long as any of the Preferred Shares are Outstanding, the Company will not, without the affirmative vote of the holders of a majority of the outstanding Preferred Shares determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

(i)         amend, alter or repeal (including by merger, consolidation or otherwise) any of the preferences, rights or powers of such class of Preferred Shares so as to adversely affect such preferences, rights or powers and will not amend any provision of the Charter or Bylaws in a manner which would restrict or limit the ability of the Company to comply with the terms and provisions of the Securities Exchange Agreement;

(ii)         amend alter or repeal (including by merger, consolidation or otherwise) any of the provisions of the Charter or Bylaws if such amendment, alteration or repeal would adversely affect any privilege, preference, right or power of the MRP Shares or the Holders thereof;

(iii)         enter into, become a party to, be bound by or adopt or allow to exist any agreement or instrument or any evidence of indebtedness which contains restrictive covenants intended to limit the right of the Company to make dividends, distributions, redemptions or repurchases of Preferred Shares (each a “Restricted Payment Covenant”) which are more restrictive than the most restrictive of the provisions of Sections 10.4(b) or (c) of the Note Purchase Agreement dated as of May 3, 2012, Sections 10.4(b) or (c) of the Note Purchase Agreement dated as of April 16, 2013, Sections 10.4(b) or (c) of the Note Purchase Agreement dated as of April 30, 2014, Sections 10.4(b) or (c) of the Note Purchase Agreement dated as of October 29, 2014, or Section 6.6 of the JPMorgan Credit Agreement, in each case, as such Note Purchase Agreement and the JPMorgan Credit Agreement is in effect on the effective date of the Securities Exchange Agreement (other than Restricted Payment Covenants that are more restrictive as a result of (1) a change in the laws or regulations or the Rating Agency Guidelines to which the Company is subject or (2) dividends, distributions, redemptions or repurchases of Preferred Shares being blocked or restricted as a result of the occurrence of any default or event of default as such terms are defined under any such agreement or instrument). For the avoidance of doubt, an amendment to, or adoption of, a covenant (other than a Restricted Payment Covenant) in any instrument or agreement evidencing indebtedness of the Company (including, without limitation the Note Purchase Agreement dated as of May 3, 2012, the Note Purchase Agreement dated as of April 16, 2013, the Note Purchase Agreement dated as of April 30, 2014, the Note Purchase Agreement dated October 29, 2014 and the JPMorgan Credit Agreement) shall not require the affirmative vote of a 1940 Act Majority of the Holders of the Preferred Shares pursuant to this Section 4(f)(iii);

(iv)         create, authorize or issue shares of any class of capital stock ranking on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking on a parity with the Preferred Shares or reclassify any authorized shares of capital stock of the Company into any shares ranking on a parity with the Preferred Shares (except that, notwithstanding the foregoing, but subject to the provision of Section 3(i), the Board of Directors, without the vote or consent of the holders of the Preferred Shares may from time to time authorize, create and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of Preferred Shares, including other series of Mandatory Redeemable Preferred Shares, ranking on a parity with the MRP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, and may authorize, reclassify and/or issue any additional MRP Shares, including shares previously purchased or redeemed by the Company, subject to (i) continuing compliance by the Company with MRP Shares Asset Coverage requirement and MRP Shares Basic Maintenance Amount and, in all material respects, the other provisions of these Articles Supplementary, and (ii) the payment in full of all accrued and unpaid dividends on the MRP Shares and the effectuation of all redemptions required in respect of the MRP Shares, in each case, without regard to the Special Proviso in Section 3(a)(iv) except to the extent the proceeds of the issuance of such Preferred Shares are used to pay such dividends in full and to effect all such redemptions);

(v)         liquidate or dissolve the Company;

(vi)         create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Company’s assets as a whole, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness senior to the MRP Shares or arising in connection with any futures contracts or options thereon, interest rate swap or cap transactions, forward rate transactions, put or call options, short sales of securities or other similar transactions, (D) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (vii)    below and (E) liens to secure payment for services rendered, including, without limitation, services rendered by the Company’s custodian and the Paying Agent;

(vii)       create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness, except the Company may borrow and issue indebtedness as may be permitted by the Company’s investment restrictions or as may be permitted by the 1940 Act; provided, however, that transfers of assets by the Company subject to an obligation to repurchase shall not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Company meets the MRP Shares Basic Maintenance Amount;

(viii)       create, authorize or issue of any shares of capital stock of the Company which are senior to the MRP Shares with respect to the payment of dividends, the making of redemptions, liquidation preference or the distribution of assets of the Company.

(g)       The affirmative vote of the holders of a 1940 Act Majority of the Outstanding Preferred Shares, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Company under Section 13(a) of the 1940 Act.

(h)       The affirmative vote of the holders of a 1940 Act Majority of the MRP Shares, voting separately as a series, shall be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of the MRP Shares in a manner different from that of other separate series of classes of the Company’s shares of capital stock. The vote of holders of any shares described in this Section 4(h) will in each case be in addition to a separate vote of the requisite percentage of Common Shares and/or Preferred Shares, if any, necessary to authorize the action in question.

(i)       Unless otherwise required by law, Holders of MRP Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of MRP Shares shall have no rights to cumulative voting.

(j)       The foregoing voting provisions will not apply with respect to the MRP Shares if, at or prior to the time when a vote is required, such shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(k)       Any vote, amendment, waiver, or consent granted or to be effected by any Holder of MRP Shares that has agreed to transfer such MRP Shares to the Company or any Affiliate of the Company and has agreed to provide such waiver, vote, amendment or modification as a condition to such transfer shall be void and of no effect except as to such Holder.

(l)       So long as any of the Preferred Shares are Outstanding, the Company will not, without the affirmative vote of (1) the holders of a 1940 Act Majority of the outstanding Preferred Shares, voting as a separate class, and (2) the holders of a 1940 Act Majority of the holders of the MRP Shares, voting as a separate series, create, authorize or issue shares of any class of capital stock ranking senior to the Preferred Shares with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to the Preferred Shares or reclassify any authorized shares of capital stock of the Company into any shares ranking senior to the Preferred Shares.

SECTION 5. LIQUIDATION RIGHTS.

(a)       Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the Holders of MRP Shares then Outstanding, together with holders of shares of any Preferred Shares ranking on a parity with the MRP Shares upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of the Company (or the proceeds thereof) available for distribution to its stockholders after satisfaction of claims of creditors of the Company, but before any distribution or payment shall be made in respect of the Common Shares, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for MRP Shares shall be $25.00 per share, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full or a sum sufficient for the payment thereof is set apart with the Paying Agent. No redemption premium shall be paid upon any liquidation even if such redemption premium would be paid upon optional or mandatory redemption of the relevant shares. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the liquidation preference of the MRP Shares will not be added to the Company’s total liabilities.

(b)       If, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution among the holders of all outstanding Preferred Shares shall be insufficient to permit the payment in full to holders of the amounts to which they are entitled, then the available assets shall be distributed among the holders of all outstanding Preferred Shares ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.

(c)       Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, until payment in full is made to the Holders of MRP Shares of the liquidation distribution to which they are entitled, (1) no dividend or other distribution shall be made to the holders of Common Shares or any other class of shares of capital stock of the Company ranking junior to MRP Shares upon dissolution, liquidation or winding up and (2) no purchase, redemption or other acquisition for any consideration by the Company shall be made in respect of the Common Shares or any other class of shares of capital stock of the Company ranking junior to MRP Shares upon dissolution, liquidation or winding up.

(d)       A consolidation, reorganization or merger of the Company with or into any company, trust or other legal entity, or a sale, lease or exchange of all or substantially all of the assets of the Company in consideration for the issuance of equity securities of another company, trust of other legal entity shall not be deemed to be a liquidation, dissolution or winding up, whether voluntary or involuntary, for the purposes of this Section 5.

(e)       After the payment to the holders of Preferred Shares of the full preferential amounts provided for in this Section 5, the holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Company.

(f)       Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with MRP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, after payment shall have been made in full to the Holders of the MRP Shares as provided in paragraph (a) of this Section 5, but not prior thereto, any other series or class or classes of stock ranking junior to MRP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the MRP Shares shall not be entitled to share therein.

SECTION 6. CERTAIN OTHER RESTRICTIONS.

If the Rating Agency Guidelines require the Company to receive a prior written confirmation that certain actions would not impair the rating then assigned by the Rating Agency to the MRP Shares, then the Company will not engage in such actions unless it has received written confirmation from each such Rating Agency that such actions would not impair the rating then assigned by such Rating Agency.

SECTION 7. COMPLIANCE PROCEDURES FOR ASSET MAINTENANCE TESTS.

For so long as any MRP Shares are Outstanding and an NRSRO which so requires is then rating such shares, the Company shall deliver to each rating agency which is then rating MRP Shares and any other party specified in the Rating Agency Guidelines all certificates that are set forth in the respective Rating Agency Guidelines at such times and containing such information as set forth in the respective Rating Agency Guidelines.

SECTION 8. NOTICE.

All notices and communications provided for hereunder shall be in accordance with Section 18 of the Securities Exchange Agreement, except as otherwise provided in these terms of the MRP Shares or by the MGCL for notices of stockholders’ meetings.

SECTION 9. WAIVER.

Without limiting Section 4(k) and Section 4(l) above, to the extent permitted by Maryland law, holders of a 1940 Act Majority of the outstanding Preferred Shares, acting collectively or voting separately from any other series, may by affirmative vote waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Directors.

SECTION 10. TERMINATION.

If no MRP Shares of a particular series are Outstanding, all rights and preferences of such shares of such series established and designated hereunder shall cease and terminate, and all obligations of the Company under these terms of the MRP Shares, shall terminate as to such series of MRP Shares.

SECTION 11. RATING AGENCY REQUESTS.

(a)       In the event the Company has been requested by an NRSRO which is then rating any series of the MRP Shares to take any action with respect to such series of MRP Shares to maintain the rating of such NRSRO thereon and such action would require the vote of the Holders of such series of MRP Shares, if the Company shall give written notice of such request in reasonable detail of such action by the related NRSRO in writing to each Holder of such series of MRP Shares in accordance with the requirements of Schedule A to the Securities Exchange Agreement, (but only by delivery by nationally recognized courier service of hard copies and only if such “courier” receives written acknowledgement of receipt by such Holder) (such notice being referred to as the “Company Request”), a Holder shall be deemed to have agreed to the matters requested by the Company in such Company Request if such Holder does not object to the Company Request within 30 days after receipt of the Company Request.

(b)       Subject to the provisions of these terms of the MRP Shares, including Section 11(a), the Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by these terms of the MRP Shares or required by applicable law), modify these terms of the MRP Shares to reflect any modification hereto which the Board of Directors is entitled to adopt pursuant to the terms of Section 11(a) hereof.

SECTION 12. DEFINITIONS.

As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agency Discounted Value” means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

“Applicable Rate” means (i) the Series O Applicable Rate for the Series O MRP Shares, (ii) the Series P Applicable Rate for the Series P MRP Shares, (iii) the Series Q Applicable Rate for the Series Q MRP Shares, (iv) the Series R Applicable Rate for the Series R MRP Shares and (v) the Series S Applicable Rate for the Series S MRP Shares.

“Asset Coverage Cure Date” has the meaning set forth in Section 3(a)(iii).

“Basic Maintenance Amount” has the meaning set forth in such Rating Agency Guidelines.

“Board of Directors” or “Board” means the Board of Directors of the Company or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means (a) for the purposes of an optional redemption pursuant to Section 3(a)(i) only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of these Articles Supplementary, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, or Houston, Texas are required or authorized to be closed.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the shares of Common Stock, par value $.001 per share, of the Company.

“Default” has the meaning set forth in Section 2(c)(ii) hereof.

“Default Period” has the meaning set forth in Section 2(c)(ii) hereof.

“Default Rate” means, with respect to any series of the MRP Shares, for any calendar day, the Applicable Rate in effect on such day (without adjustment for any credit rating change on such series of the MRP Shares) plus 5% per annum.

“Default Rate Cure Period” has the meaning set forth in Section 2(c)(iii) hereof.

“Dividend Default” has the meaning set forth in Section 2(c)(ii) hereof.

“Dividend Payment Date” with respect to any series of the MRP Shares means the first (1st) Business Day of the month next following each Dividend Period.

“Dividend Period” means, with respect to any series of the MRP Shares, the period from and including the Original Issue Date or other date of the original issuance thereof, as applicable, and ending on and including the next following Quarterly Dividend Date, and each subsequent period from but excluding a Quarterly Dividend Date and ending on and including the next following Quarterly Dividend Date.

“Dividend Rate” has the meaning set forth in Section 2(c)(i) hereof.

“Eligible Assets” means assets of the Company, if any, set forth in the Rating Agency Guidelines of each Rating Agency as eligible for inclusion in calculating the Agency Discounted Value of the Company’s assets in connection with the Rating Agency’s rating of any series of MRP Shares.

“Fitch” means Fitch Ratings and its successors at law.

“Holder” means, with respect to MRP Shares, the registered holder of MRP Shares as the same appears on the share ledger or share records of the Company.

“Investment” means any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of or any other investment in any Person.

“JPMorgan Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of February 7, 2020 among the Company, the banks and other financial institutions parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions thereto, as amended by Amendment No. 1 thereto dated as of April 14, 2020 and by Amendment No. 2 dated as of September 22, 2020 and amended, modified, supplemented, replaced or refinanced from time to time.

“Kayne Notes” shall mean the $173,259,588 in principal amount of the Company’s currently outstanding fixed rate senior unsecured notes and any additional series of such notes which may be issued from time to time by the Company.

“Level 3 Asset” means, at any time, any Investment of the Company (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820, Fair Value Measurements and Disclosures), or (b) the value of which is determined by reference to Level 3 Inputs (within the meaning of Topic ASC 820).

“Level 3 Asset Cure Date” has the meaning set forth in Section 3(a)(iii) hereof.

“Level 3 Asset Test” means, as of any date of determination, the aggregate value of all Level 3 Assets of the Company being equal to 30% or less of the aggregate amount of all assets of the Company determined in accordance with generally accepted accounting principles applicable to the Company.

“Make-Whole Amount” for each MRP Share means, with respect to any MRP Share, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the MRP Liquidation Preference Amount of such MRP Share over the amount of such MRP Liquidation Preference Amount, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

(1)       “Discounted Value” means, with respect to the MRP Liquidation Preference Amount of any MRP Share, the amount obtained by discounting all Remaining Scheduled Payments with respect to such MRP Liquidation Preference Amount from their respective scheduled due dates to the Settlement Date with respect to such MRP Liquidation Preference Amount, in accordance with accepted financial practice and at a discount factor (applied quarterly on a Quarterly Dividend Date) equal to the Reinvestment Yield with respect to such MRP Liquidation Preference Amount.

(2)       “Reinvestment Yield” means, with respect to the MRP Liquidation Preference Amount of any MRP Share, .50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such MRP Liquidation Preference Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such MRP Liquidation Preference Amount as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such MRP Liquidation Preference Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such MRP Liquidation Preference Amount as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the dividend rate of the applicable MRP Share.

(3)       “Remaining Average Life” means, with respect to any MRP Liquidation Preference Amount, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such MRP Liquidation Preference Amount and the scheduled due date of such Remaining Scheduled Payment.

(4)       “Remaining Scheduled Payments” means, with respect to the MRP Liquidation Preference Amount of any MRP Share, all payments of such MRP Liquidation Preference Amount and dividends thereon at the Applicable Rate or the Default Rate (as applicable) as if they were paid on each Quarterly Dividend Payment Date after the Settlement Date with respect to such MRP Liquidation Preference Amount if no payment of such MRP Liquidation Preference Amount were made prior to the respective Term Redemption Dates, provided that if such Settlement Date is not a Quarterly Dividend Payment Date, then the amount of the next succeeding scheduled dividend payment will be reduced by the amount of dividends accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 3.

(5)       “Settlement Date” means, with respect to the MRP Liquidation Preference Amount of any MRP Share, the date on which such MRP Liquidation Preference Amount is to be prepaid pursuant to Section 3.

“Mandatory Redemption Date” has the meaning set forth in Section 3(a)(iv) hereof.

“Market Value” means the market value of an asset of the Company determined as follows: Readily marketable portfolio securities listed on any exchange other than the NASDAQ are valued, except as indicated below, at the last sale price on the Business Day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the most recent bid and asked prices on such day. Securities admitted to trade on the NASDAQ are valued at the NASDAQ official closing price. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the Business Day as of which such value is being determined at the close of the exchange representing the principal market for such securities. Equity securities traded in the over-the-counter market, but excluding securities admitted to trading on the NASDAQ, are valued at the closing bid prices. Fixed income securities with a remaining maturity of 60 days or more are valued by the Company using a pricing service. When price quotations are not available, fair market value will be based on prices of comparable securities. Fixed income securities maturing within 60 days are valued on an amortized cost basis. For securities that are privately issued or illiquid, as well as any other portfolio security held by the Company for which, in the judgment of the Company’s investment adviser, reliable market quotations are not readily available, the pricing service does not provide a valuation, or provides a valuation that in the judgment of that investment adviser is stale or does not represent fair value, valuations will be determined in a manner that most fairly reflects fair value of the security on the valuation date under procedures adopted by the Board of Directors of the Company.

“MGCL” has the meaning set forth in Section 1(e) hereof.

“MRP Liquidation Preference Amount” means, for the MRP Shares, liquidation preference, $25.00 per share.

“MRP Shares” means the Series O MRP Shares, the Series P MRP Shares, the Series Q MRP Shares, the Series R MRP Shares and the Series S MRP Shares.

“MRP Shares Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, as in effect on the date of issuance of the MRP Shares, of at least 225% with respect to all outstanding Senior Securities and Preferred Shares, including all outstanding MRP Shares, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination; provided, that for purposes of calculating total assets as used in such asset coverage test, the Company shall exclude the value of Level 3 Assets in excess of 20% of total assets.

“MRP Shares Basic Maintenance Amount” means, so long as a Ratings Agency is then rating any series of the Outstanding MRP Shares, the maintenance of Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount, as separately determined; provided, however, (i) if no NRSRO is rating any series of the Outstanding MRP Shares or (ii) if the Ratings Agency does not incorporate the Basic Maintenance Amount in its Rating Agency Guidelines, the Company shall be deemed to have Eligible Assets with an aggregate Discounted Value in excess of the Basic Maintenance Amount for the purposes of this definition.

“1940 Act” means the Investment Company Act of 1940, as amended from time to time.

“1940 Act Majority” has the meaning set forth in Section 4(f) hereof.

“Notice of Redemption” is defined in Section 3(b).

“NRSRO” means any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody's Investors Service, Inc. or S&P Global Ratings, a division of S&P Global, or any of their successors at law.

“Original Issue Date” means August 31, 2020.

“Outstanding” or “outstanding” means, with respect to a series of MRP Shares as of any date, the MRP Shares of such series theretofore issued by the Company except, without duplication, any MRP Shares theretofore canceled, redeemed or repurchased by the Company, or with respect to which the Company has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such MRP Shares. Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any of the MRP Shares to which the Company or any Affiliate of the Company shall be the Holder shall be disregarded and not deemed outstanding, and (B) for purposes of determining the MRP Shares Basic Maintenance Amount, MRP Shares held by the Company shall be disregarded and not deemed outstanding but shares held by any Affiliate of the Company shall be deemed outstanding.

“Parity Shares” shall have the meaning set forth in Section 3(i) hereof.

“Paying Agent” shall have the meaning set forth in the Securities Exchange Agreement.

“Person” or “person” means and includes an individual, a corporation, a partnership, a trust, a company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means the shares of Preferred Stock, par value $0.001 per share, including the MRP Shares, of the Company from time to time.

“Quarterly Dividend Date” means the last day of each February, the 31st of each May, the 31st of each August and the 30th of each November.

“Rating Agency” means each NRSRO then providing a rating for any series of MRP

Shares.

“Rating Agency Discount Factor” means the discount factors, if any, set forth in the Rating Agency Guidelines of each Rating Agency for use in calculating the Agency Discounted Value of the Company’s assets in connection with the Rating Agency’s rating of any series of MRP Shares.

“Rating Agency Guidelines” means the guidelines provided by each Rating Agency, as may be amended from time to time, in connection with such Rating Agency’s rating of any series of MRP Shares.

“Redemption Date” has the meaning set forth in Section 2(c)(ii) hereof.

“Redemption Default” has the meaning set forth in Section 2(c)(ii) hereof.

“Restricted Payment Covenant” has the meaning set forth in Section 4(f)(iii) hereof.

“Securities Exchange Agreement” means the Securities Exchange Agreement dated November 5, 2020, as amended from time to time, of the Company in respect of the MRP Shares.

“Senior Securities” means indebtedness for borrowed money of the Company including, without limitation, the Kayne Notes, bank borrowings and (without duplication) other indebtedness of the Company within the meaning of Section 18 of the 1940 Act.

“Series O Applicable Rate” means 4.06% per annum, as adjusted (if applicable) in accordance with Section 2(c)(i) hereof.

“Series P Applicable Rate” means 3.86% per annum, as adjusted (if applicable) in accordance with Section 2(c)(i) hereof.

“Series Q Applicable Rate” means 3.36% per annum, as adjusted (if applicable) in accordance with Section 2(c)(i) hereof.

“Series R Applicable Rate” means 3.38% per annum, as adjusted (if applicable) in accordance with Section 2(c)(i) hereof.

“Series S Applicable Rate” means 3.60% per annum, as adjusted (if applicable) in accordance with Section 2(c)(i) hereof.

“Series O MRP Shares” means the Series O Mandatory Redeemable Preferred Shares of the Company.

“Series P MRP Shares” means the Series P Mandatory Redeemable Preferred Shares of the Company.

“Series Q MRP Shares” means the Series Q Mandatory Redeemable Preferred Shares of the Company.

“Series R MRP Shares” means the Series R Mandatory Redeemable Preferred Shares of the Company.

“Series S MRP Shares” means the Series S Mandatory Redeemable Preferred Shares of the Company.

“Series O Term Redemption Date” means July 30, 2021 for the Series O MRP Shares.

“Series P Term Redemption Date” means October 29, 2022 for the Series P MRP Shares.

“Series Q Term Redemption Date” means November 9, 2021 for the Series Q MRP Shares.

“Series R Term Redemption Date” means February 11, 2027 for the Series R MRP Shares.

“Series S Term Redemption Date” means February 11, 2030 for the Series S MRP Shares.

“Special Proviso” shall have the meaning set forth in Section 3(a)(iv).

“Term Redemption Date” means (i) the Series O Term Redemption date for the Series O MRP Shares, (ii) the Series P Term Redemption date for the Series P MRP Shares, (iii) the Series Q Term Redemption date for the Series Q MRP Shares, (iv) the Series R Term Redemption date for the Series R MRP Shares and (v) the Series S Term Redemption date for the Series S MRP Shares.

“Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Company; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which MRP Shares initially are issued.

“Voting Period” shall have the meaning set forth in Section 4(b) hereof.

SECTION 13. INTERPRETATION.

References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained herein, unless specifically identified otherwise.

SECOND: The MRP Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at 9:00 a.m., Eastern time, on November 5, 2020.

FIFTH: The undersigned Chief Financial Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer, Treasurer and Assistant Secretary and attested to by its Vice President and Assistant Treasurer on this 5th day of November, 2020.

ATTEST:		KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

(SEAL)
Name:	Colby Parker	Name: Terry A. Hart
Title:	Vice President and Assistant Treasurer	Title: Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Articles Supplementary - KYN]